(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Fl 401 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of November 1, 2016, by and among GS MORTGAGE SECURITIES CORPORATION II, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION , as General Special Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as AMA Plaza Special Servicer, AEGON USA REALTY ADVISORS, LLC, as 225 Bush Street Special Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor and as Asset Representations Reviewer with respect to Commercial Mortgage Pass-Through Certificates Series 2016-GS4 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.09 of this Agreement, I, Daniel Marthinsen, Managing Director of Special Servicing do hereby certify that:

1.        A review of the activities of the AMA Plaza Special Servicer during the period from January 1, 2017 through December 31, 2017 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.        To the best of my knowledge, based on such review, the AMA Plaza Special Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2018.

/s/Daniel Marthinsen

Daniel Marthinsen

Managing Director

Wells Fargo Bank

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